Exhibit 10.6

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY STATE SECURITIES LAW, IN RELIANCE UPON THE EXEMPTIONS FROM REGISTRATION PROVIDED IN THE ACT.  ANY SUBSEQUENT TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN WILL BE UNLAWFUL UNLESS IT IS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. FURTHERMORE, IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN, WITHOUT THE OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT THE PROPOSED TRANSFER OR SALE DOES NOT AFFECT THE EXEMPTIONS RELIED UPON BY THE COMPANY IN ORIGINALLY DISTRIBUTING THE SECURITY AND THAT REGISTRATION IS NOT REQUIRED.

CLEARVIEW ACQUISITIONS, INC.
a Nevada Corporation

9% CONVERTIBLE NOTE

$______	______ ___, 2009	Note No.: ________

Clearview Acquisitions, Inc., a Nevada corporation (the “Company”), for value received, hereby promises to pay to ________ (the “Holder”), or registered assigns, the principal sum of ______ ($______) plus all accrued but unpaid interest on January _, 2012 (the “Maturity Date”).  Interest shall be computed on the basis of a 365-day year from the date hereof on the unpaid balance of such principal amount from time to time outstanding at the rate of nine percent (9%) per annum, such interest to be due and payable in full on the Maturity Date.

This 9% Convertible Note (this “Note”) is issued pursuant to an offering by the Company of a series of 9% convertible notes (collectively, the “Notes”) in an aggregate principal amount not to exceed Three Million Five Hundred Thousand ($3,500,000) Dollars in a transaction (the “Financing”) exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). Said offering is pursuant to the terms of a subscription agreement between the Company, the Holder and certain other holders (the “Other Holders”) of the Notes, dated of even date herewith (the “Subscription Agreement”), and shall be governed by the terms of such Subscription Agreement, except for 12% Holders (as defined below), who are governed by their Note Exchange Letter of Transmittal with the Company.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.

Prepayment.  This Note may be prepaid in whole or in part at any time and from time to time without prepayment charge or penalty upon a Forced Conversion Event (as defined below), provided that the Company first provides Holder with notice of such intent to prepay this Note at least thirty (30) days prior to such prepayment so that Holder has an opportunity to convert this Note into Common Stock, as provided below. Simultaneously with any prepayment of principal, there must also be paid all interest accrued on the amount of principal so prepaid and all other sums then due hereunder or under any instrument, document or other writing now or hereafter securing or pertaining to this Note.

A “Forced Conversion Event” shall mean (a) both (i) the per share bid price of the common stock of the Company as quoted on the OTC Bulletin Board is not less $1.50 (subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Common Stock that occur after the date of this Note) and (ii) no less than 200,000 shares of the common stock of the Company have traded on each trading day for not less than three (3) consecutive trading days or (b) a Change of Control (as defined below).

A “Change of Control” shall be deemed to have occurred upon the consummation of (i) an acquisition of any voting securities of the Company by any person, immediately after which such entity or person has beneficial ownership of fifty-one percent (51%) or more of the then outstanding shares or the combined voting power of the Company’s then outstanding voting securities; (ii) a merger, consolidation or other business combination with or into another unrelated, non-affiliated company (other than Helix Wind, Inc.); or (iii) the sale or other disposition of all or substantially all of the assets of the Company.
Event of Default. In case one or more of the following events (each, an “Event of Default”) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred and be continuing:

(a)           default in the payment of all or any part of the principal or interest of any of this Note as and when the same shall become due and payable in accordance with the terms hereof or otherwise and such default continues for 20 business days after written notice from the Holder to the Company; or

(b)           the Company pursuant to or within the meaning of any bankruptcy law (i) commences a voluntary case or proceeding, (ii) consents to the entry of an order for relief against it in an involuntary case or proceeding, (iii) consents to the appointment of a custodian, receiver, trustee, assignee, liquidator or similar official of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of her creditors; or

(c)           a court of competent jurisdiction enters an order or decree under any bankruptcy law that (i) is for relief against the Company in an involuntary case, (ii) appoints a custodian, receiver, trustee, assignee, liquidator or similar official of The Company or for all or substantially all of the property of the Company, or (iii) orders the liquidation of the Company and such order or decree remains unstayed and in effect for 10 days;

then, in each case where an Event of Default occurs, cumulative of and in addition to all other rights and remedies available to the Holder, the Holder, may, at its option, declare the outstanding principal hereunder and all accrued and unpaid interest hereon to be due and payable immediately, and upon any such declaration the same shall become immediately due and payable (said amount hereinafter referred to as the “Default Amount”).

No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

No delay or omission of the Holder to exercise any right or power accruing upon any Default or Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Default or Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

The Company waives presentment, demand, protest and notices of every kind and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable.

Conversion.  The Holder shall have the right, at his or her own option, at any time and from time to time prior to the close of business on the Maturity Date, and the Company, upon the conditions set forth in the Section below entitled “Mandatory Conversion” shall have the right, to convert the outstanding principal and accrued interest of this Note into fully-paid and non-assessable shares of Common Stock of the Company (“Common Stock”) at a conversion price equal to (i) the outstanding principal and accrued interest of this Note on the conversion date divided by (ii) fifty cents ($0.50) (the “Conversion Price”, as adjusted in accordance with the following anti-dilution provision). In order to exercise this conversion privilege, the Holder shall surrender this Note to the Company during usual business hours at the Company’s principal executive office, accompanied by written notice and representations in form satisfactory to the Company that the Holder elects to convert this Note into Common Stock, including without limitation, representations that the Common Stock is being acquired for investment and not with a view to distribution within the meaning of the Act.

If after the date hereof the Company shall issue Additional Shares of Common Stock (as defined below) for a consideration per share less than the Conversion Price (as of the date hereof, fifty cents ($0.50) per share), then the Conversion Price in effect immediately prior to such issuance shall be reduced, concurrently with such issuance, to a price determined in accordance with the following formula:

CP2 = CP1 X (A+B) / (A+C)

For purposes of the foregoing formula, the following definitions shall apply:

(a)	“CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b)	“CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;
(c)
“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (include all outstanding Convertible Notes) outstanding (assuming exercise of any outstanding Options therefore) immediately prior to such issue);

(d)
“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1; and

(e)	“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

“Options” shall mean rights, options or warrants to subscribe for, purchase, or otherwise acquire Common Stock or Convertible Securities.
“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued or deemed to be issued by the Company after the issuance date of this Note, other than the following shares of Common Stock and shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (collectively, “Exempted Securities”):

(i)	shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on shares of Common Stock;
(ii)	shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, or other distribution on shares of Common Stock;
(iii)	shares of Common Stock or Options issued pursuant to the Share Employee Incentive Stock Option Plan (the “Stock Option Plan”);
(iv)
shares of Common Stock issued upon the exercise of the warrants which are issued or will be issued in connection with the Financing and shares of Common Stock issued in connection with any of the Notes;

(v)
shares of Common Stock actually issued upon the exercise of Options or the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(vi)
shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing, equipment leasing or other similar type of transaction.

If the Company shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities), then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue.

Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted in an adjustment to the Conversion Price, the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

For purposes of this Note, the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)           Such consideration shall:

(i)             insofar as it consists of cash, be computed as the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

(ii)             insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

(iii)             in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Company.

(b)           The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued  relating to Options and Convertible Securities, shall be determined by dividing:

(i)             the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)             the maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

Notwithstanding any of the foregoing, no adjustment shall be made to the Conversion Price as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the holders of at least 51% of the then outstanding aggregate principal amount of Notes agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

If the Company subdivides its Common Stock by reclassification or otherwise into a greater number of shares or takes any other action which increases the amount of stock into which this Note is convertible, the number of shares purchasable hereunder shall be proportionately increased and the Conversion Price shall be proportionately decreased.  If the outstanding shares of Common Stock are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Conversion Price shall be proportionately increased and the number of Shares shall be proportionately decreased.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon conversion of this Note, Holder shall be entitled to receive, upon conversion of this Note, the number and kind of securities and property that Holder would have received if this Note had been exercised immediately before such reclassification, exchange, substitution, or other event.  The provisions of this paragraph shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

Registration.   The Company is obligated to register the resale of the Common Stock under the Act pursuant to the terms of a Registration Rights Agreement of even date herewith between the Company and the Holder.

Right of First Refusal.  The Company hereby grants to the Holder the right of first refusal to purchase New Securities (as defined in the next paragraph) that the Company may, from time to time and in one or more transactions, propose to sell and issue. In connection with such right, the Company covenants and agrees to give Holder written notice (an "Offering Notice") specifying, in detail, the terms and conditions of any bona fide proposed sale of New Securities. The Holder shall have the right, for a period expiring at 11:59 PM (Pacific Time) on the thirtieth (30tht) day after the giving of the Offering Notice (the "Exercise Period"), to purchase the New Securities for the price and on the terms and conditions specified in the Offering Notice. Such exercise shall be affected by the Holder purchasing the New Securities prior to the expiration of the Exercise Period. The Holder’s failure to exercise such right shall not result in the cancellation of Holder’s right of first refusal on any other proposed financing by the Company thereafter. The Company and the Holder agree to negotiate in good faith and finalize the documentation with respect to the purchase of New Securities within such time period.

The term "New Securities" as used in the preceding paragraph shall mean any offering and issuance by the Company of Common Stock or Convertible Securities and/or other rights exercisable for the issuance of Common Stock to or with any third party with the exception of (i) shares of Common Stock or Options issued pursuant to the Stock Option Plan; (ii) the Notes and warrants which are issued or will be issued in connection with the Financing; and (iii) shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions pursuant to a debt financing, equipment leasing or other similar type of transaction.

MFN Rights.  If, at any time during the Financing, the Company closes a financing or a series of related financings (other than a financing or other transaction which is included within any of the Exempted Securities (as defined above)), the terms of which are more favorable than the Notes and warrants offered in the Financing (each such financing a "New Financing"), then  the Holder  shall have the right to exchange (an “MFN Exchange”) the Notes and warrants purchased by such Holder in the Financing for the securities offered in the New Financing on the same terms and conditions offered in the New Financing.  The Company covenants and agrees to promptly give written notice (an "MFN Notice") to the Holders of the terms and conditions of any such New Financing.  On or prior to the expiration of the thirty  (30) business day period (the "MFN Review Period") after the Holder has received the MFN Notice, the  Holder shall notify the Company in writing (the "MFN Response") specifying whether it elects to conduct an MFN Exchange.  If the Holder fails to send an MFN Response prior to the expiration of the MFN Review Period, the Holder shall be deemed to have waived its rights under this provision with respect to the MFN Exchange specified in the MFN Notice relating to such MFN Review Period.

The Company and the Holder shall cooperate to promptly cancel any securities being automatically exchanged or being exchanged in a MFN Exchange, as the case may be, and to promptly enter into such agreements, certificates, instruments and other documents that are requested by the Company to reflect the new securities.

Mandatory Conversion.  Notwithstanding anything contained herein to the contrary, if a Forced Conversion Event occurs, then the Company will  deliver  written notice by registered mail to the Holder (a “Forced Conversion Notice” and the date such notice is delivered to the Holder, the “Forced Conversion Notice Date”) to cause the Holder to convert all or part of the then outstanding principal amount of this Note plus, if so specified in the Forced Conversion Notice, accrued but unpaid interest and other amounts owing to the Holder under this Note, it being agreed that the “Conversion Date” shall be deemed to occur on the 30th business day following the Forced Conversion Notice Date (such day, the “Forced Conversion Date”).

If the Holder does not convert this Note as directed in the Forced Conversion Notice, then notwithstanding such inaction on the part of the Holder, as of the close of business on the Forced Conversion Date the Holder shall not be entitled to the benefits and rights of this Note but shall only be entitled to such benefits and rights as provided in the Forced Conversion Notice. For example, if the Forced Conversion Notice provides that on the Forced Conversion Notice Date the entire outstanding principal amount of the Note plus all accrued and unpaid interest shall be converted to Common Stock and the Holder does not deliver the Note to the Company in exchange for the Common Stock, on the Forced Conversion Date the Note shall terminate and have no further force and effect and the only right that the Holder shall have is the right to receive the appropriate number of shares of Common Stock.

This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Holder and their respective heirs, successors and assigns.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument on the date first above written by the duly authorized representative of the Company.

CLEARVIEW ACQUISITIONS, INC.

By: _______________
Name:
Title:

Schedule of Parties to 9% Convertible Note

Name	Date	Principal Amt. In $
Gavin Arthur	February 11, 2009	12,331
Francis Breidenbach	February 11, 2009	12,346
Mark Dann	February 11, 2009	24,567
Equity Trust – Todd H. Smith, IRA	February 11, 2009	25,232
Kabir Kadre	February 11, 2009	18,924
Kabir Kadre	February 11, 2009	125,139
Ken Morgan	TBD(1)	29,347
Knapp Family Trust	February 11, 2009	8,829
Richard Osborne	February 11, 2009	91,854
Jason Wells	February 11, 2009	5,556
PJB Energy Solutions	February 11, 2009	60,962
David Kassie	February 11, 2009	301,157
James Osler	February 11, 2009	60,377
Ontario Ltd. (Tom Rand)	February 11, 2009	60,396
Rob Bose	February 11, 2009	60,451
Jeffrey Matusow	TBD(1)	60,451
June C. Bradley	February 11, 2009	60,451
Michael Bernstein	February 11, 2009	60,451
Derwing Capital Corp ( Bill Young)	February 11, 2009	90,402
Neil Weiss	February 11, 2009	119,988
Paul Conway	February 11, 2009	29,486
Richard Osborne	February 11, 2009	29,613
Quercus Trust	TBD(1)	290,746
Quercus Trust	TBD(1)	115,166
Quercus Trust	TBD(1)	172,311
Scott Fairley	February 11, 2009	34,528
Arthur Gavin	February 11, 2009	11,509
Charles Tally	TBD(1)	11,429
Lawrence Hand	February 11, 2009	34,320
Andy Elliott	February 11, 2009	24597
John Hubble	February 11, 2009	12,816
John Hubble	February 11, 2009	20,987
Paul Ward	February 11, 2009	48,366
George Burnett	February 11, 2009	22,340
Ian Gardner	February 11, 2009	72,768
PJB Energy Solutions	February 11, 2009	6,771
OJA LLC	January 22, 2009	150,000
Mark and Lisa Levin	January 29, 2009	100,000
OJA LLC	February 5, 2009	50,000
Balfour Management Group, Inc.	February 11, 2009	350,000

(1)  To be issued upon receipt of exchange documentation